Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-229937, 333-223330, 333-216371, 333-209851, 333-203438) of Etsy, Inc. of our report dated June 14, 2019, except for the change in the manner in which the Company accounts for redeemable preferred stock discussed in Note 8 to the consolidated financial statements, as to which the date is August 10, 2019, relating to the financial statements of Reverb Holdings, Inc. and Subsidiaries, which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

September 18, 2019